Exhibit 3.2

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NEWHOLD INVESTEMENT CORP. II”, FILED IN THIS OFFICE ON THE SECOND DAY OF MARCH, A.D. 2021, AT 2:10 O’CLOCK P.M.

5258025 8100 SR# 20210767507	Authentication: 202635318 Date: 03-02-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 02:10 PM 03/02/2021 FILED 02:10 PM 03/02/2021 SR 20210767507 - File Number 5258025

CERTIFICATE OF AMENDMENT
OF

CERTIFICATE OF INCORPORATION

OF

NEWHOLD INVESTMENT CORP. II

I, Kevin Charlton, being the Chief Executive Officer of Newhold Investment Corp. II, a corporation existing under the laws of the State of Delaware (the “Comoration”), does hereby certify as follows:

FIRST: The name of the Corporation is: Newbold Investment Corp. II.

SECOND: The certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 25, 2021 (the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation is hereby amended by striking Article FIFTH thereof in its entirety and substituting in lieu thereof a new Article FIFTH which shall read in its entirety as follows:

“FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty two million (52,000,000) shares of which (i) forty five million (45,000,000) shares shall be Class A stock, par value $0.0001 per share (“Class A”), (ii) six million (6,000,000) shares shall be Class B stock, par value $0.0001 per share (“Class B”) and (iii) one million (1,000,000) shares shall be Preferred stock, par value $0.0001 per share (“Preferred Stock”). Shares of Preferred Stock may be issued from time to time in one or more series as may be established from time to time by resolution of the Board of Directors of the Corporation (the “Board of Directors”), each of which series shall consist of such number of shares and have such distinctive designation or title as shall be fixed by resolutions of the Board of Directors prior to the issuance of any shares of such series. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolutions of the Board of Directors providing for the issuance of such series Preferred Stock. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.”

FOURTH: This Certificate of Amendment of Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FIFTH: Pursuant to a resolution of the Board of Directors and in accordance with Section 228 of the Delaware General Corporation Law, a written consent of the stockholders of the Corporation approved the amendment by a vote of the necessary number of shares required by statute.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned affirms that the statements made herein are true under the penalties of perjury, this 1 day of March, 2021.

/s/ Kevin Charlton
Kevin Charlton
Chief Executive Officer